       1                                          Exhibit 99

AT&T BOARD SETS DATE FOR SPINOFF OF LUCENT TECHNOLOGIES,
SIGNALS INTENT TO MAINTAIN AT&T DIVIDEND AT CURRENT RATE

FOR RELEASE:  Thursday, July 18, 1996


     NEW YORK -   Achieving another significant milestone in
the strategic restructuring of the company, AT&T today announced its board of directors has declared a special stock dividend to AT&T shareowners of record on September 17, 1996, to be distributed September 30, 1996.

     The special dividend is the distribution of the 524,624,894 shares of common stock in Lucent Technologies currently held by AT&T - thereby finalizing the spinoff of Lucent Technologies.

     The Lucent Technologies shares will be distributed on the basis of approximately .326 of a share of Lucent for each AT&T share outstanding. The final ratio will be determined based on the actual number of AT&T shares outstanding on the record date. On June 28, AT&T had 1,610,360,862 shares outstanding.

     The distribution of Lucent shares will result in AT&T shareowners receiving approximately 82.4 percent of the outstanding shares of Lucent Technologies common stock. The other 17.6 percent of the outstanding shares was sold to the public in April.

     Looking forward, the company said the board of directors also reviewed the AT&T dividend policy and indicated that AT&T currently intends to maintain its regular quarterly dividend of $.33 per share following the spinoff.

     AT&T, noting that it is premature to declare future quarterly dividends, said that if it continues paying its dividend at the same rate and Lucent Technologies continues its current dividend policy, AT&T shareowners who continue to hold both AT&T and Lucent Technologies shares would, in the aggregate, see an increase of approximately 7.4 percent as of the fourth-quarter dividend.

     AT&T shareowners will receive stock certificates for whole shares of Lucent Technologies and cash payments for fractional shares. As previously announced, AT&T has received a ruling from the Internal Revenue Service that the dividend to shareowners qualifies as tax-free for federal income tax purposes, except to the extent that cash is received instead of fractional shares. The distribution remains subject to the conditions set forth in the spinoff agreement previously entered into between AT&T and Lucent Technologies.
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     Following the distribution of Lucent Technologies to
shareowners, payment and amount of dividends will be subject to the discretion of the boards of directors of the two separate companies and will depend on results of operations, financial conditions, cash requirements, future prospects, and other factors deemed relevant by the respective boards of directors.

     Separately, AT&T and Lucent Technologies previously declared second-quarter dividends of $.33 and $.075 per common share respectively, payable August 1, 1996, to shareowners of record on June 28, 1996. AT&T said it intends to coordinate its third-quarter dividend with Lucent Technologies' in the same way as it did for the second quarter. AT&T said it expects that the third-quarter dividends for the two companies will have the same September record date and that AT&T will receive 82 percent of the Lucent Technologies dividend.

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